Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-221251) of United Insurance Holdings Corp. of our report dated March 15, 2017, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of United Insurance Holdings Corp., appearing in the Annual Report on Form 10-K of United Insurance Holdings Corp. for year ended December 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Omaha, NE
November 22, 2017